Exhibit 21.1

List of Subsidiaries of MKDWELL Tech Inc.

Subsidiaries	Jurisdiction of incorporation or organization
MKDMerger1 Inc.	British Virgin Islands
MKDMerger2 Inc.	British Virgin Islands
Cetus Capital Acquisition Corp.*	Delaware
MKDWELL Limited*	British Virgin Islands
MKD Technology Inc.*	Taiwan
MKDWELL Limited*	Samoa
MKDWELL (Jiaxing) Electronic Technology Ltd.*	PRC
MKDWELL (Shanghai) Electronic Technology Ltd.*	PRC

*These entities will become subsidiaries of the registrant, MKDWELL Tech Inc., following the closing of the Business Combination with Cetus Capital Acquisition Corp.